Exhibit 99.1

For more information contact:
Peter Benoist, President and CEO (314) 725-5500
Frank Sanfilippo, Chief Financial Officer (314) 725-5500
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

ENTERPRISE FINANCIAL SELLS
MILLENNIUM BROKERAGE GROUP SUBSIDIARY

St. Louis, January 21, 2010. Enterprise Financial Services Corp (NASDAQ: EFSC) announced the sale of its Millennium Brokerage Group (MBG) life insurance brokerage subsidiary to an MBG management-led investor group for $4 million in cash, resulting in a $1.6 million pre-tax loss on sale. For financial reporting purposes, MBG will be treated as a discontinued operation.

Peter Benoist, Enterprise President and CEO, commented, “The consolidation occurring in the insurance industry has changed the economics of the life brokerage business. Companies like MBG need to expand distribution to maintain their market positions. As we evaluated the capital requirements for a larger-scale MBG, we concluded that our shareholders will be best served by concentrating resources on the emerging opportunities in our core banking and wealth management businesses. At the same time, through this management buyout, MBG will gain flexibility to adapt to the changing insurance environment.”

“Insurance products remain an important tool at Enterprise for preserving and transferring wealth,” Benoist noted, “and we can continue to access those products for our clients from MBG and other companies like it without the need to own the distributor.”

MBG is a life insurance brokerage firm based in Nashville, TN with sales offices nationwide.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2008 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.